PACIFIC SELECT FUND

LARGE-CAP VALUE PORTFOLIO

INFORMATION STATEMENT DATED JULY 15, 2026

This document ("Information Statement") is purely for informational purposes. You are not being asked to vote or take any action on any matter. This Information Statement provides information concerning a new sub-advisory agreement for the Large-Cap Value Portfolio and is being sent on or about July 15, 2026 to all shareholders of record of the Large-Cap Value Portfolio as of July 13, 2026.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

I.	Introduction and Background

The Pacific Select Fund (the "Trust") Board of Trustees (the "Board" or "Trustees") approved a change in sub-adviser and a new sub-advisory agreement for the Large-Cap Value Portfolio (the "Fund"), effective on or about May 1, 2026. Information concerning these changes was disclosed in a supplement dated March 23, 2026, to the Trust's prospectus for Class I and Class P shares dated May 1, 2025. Under the Investment Company Act of 1940, as amended (the "1940 Act"), a change in sub-adviser generally requires shareholder approval of a new sub-advisory agreement; however, pursuant to an exemptive order (the "Order") issued to Pacific Life Insurance Company ("Pacific Life") and the Trust by the U.S. Securities and Exchange Commission ("SEC") on October 13, 1999, Pacific Life Fund Advisors LLC ("PLFA") – the investment adviser to the Trust – can hire, terminate, and replace sub-advisers and enter into new sub-advisory agreements without shareholder approval in accordance with the requirements of the Order on behalf of the Trust (except, as a general matter, with sub-advisers affiliated with PLFA). The information herein is provided pursuant to the requirements of the Order.

At a meeting held on March 18, 2026, based upon a recommendation from PLFA, the Board, including all of the Trustees who are not "interested persons" as that term is defined in the 1940 Act ("Independent Trustees"), approved Newton Investment Management North America, LLC ("BNY Newton") as the sub-adviser of the Fund. At that time, the Board, including all the Independent Trustees, also approved a sub-advisory agreement among the Trust, PLFA and BNY Newton with respect to the Fund (the "BNY Newton Sub-Advisory Agreement"). In connection with the change in sub-adviser, changes were also made to the Fund's principal investment strategies. All these changes went into effect on May 1, 2026.

BNY Newton's appointment as the sub-adviser and the Board's approval of the BNY Newton Sub-Advisory Agreement were made in accordance with the requirements of the Order and do not require shareholder approval. In order to facilitate the sub-adviser change, a portion of the Fund's holdings was sold and new investments were purchased in accordance with recommendations by BNY Newton. PLFA retained a transition agent in order to reduce transaction costs associated with the purchase and sale of portfolio holdings in connection with the transition.

II.	Board Consideration of the New Sub-Advisory Agreement

In considering the appointment of BNY Newton as a sub-adviser for the Fund, the Board reviewed with PLFA its rationale for recommending a change in sub-adviser for the Fund. The Board, including the Independent Trustees, also considered, among other things, the factors described below in evaluating PLFA's recommendation that BNY Newton be appointed as the new sub-adviser for the Fund and in evaluating the proposed BNY Newton Sub-Advisory Agreement. Additionally, the Board considered the process employed by PLFA in reaching a recommendation for a new sub-adviser, including due diligence conducted by PLFA on the investment resources and personnel of a potential sub-adviser and an assessment of the investment strategies used by a potential sub-adviser. In addition, the Board reviewed information provided by PLFA regarding the specific criteria and information evaluated by PLFA during the selection process of BNY Newton and PLFA's analysis in reaching its conclusion to recommend BNY Newton as sub-adviser for the Fund. The Trustees also considered that PLFA has historically exercised diligence in monitoring the performance of the sub-advisers and has recommended and taken measures to attempt to remedy relative underperformance by a Fund when PLFA and the Board believed it to be appropriate.

In evaluating the BNY Newton Sub-Advisory Agreement for the Fund, the Board, including all the Independent Trustees, considered the following factors, among others:

A.	Nature, Extent and Quality of Services to be Provided

The Trustees considered the benefits to shareholders of retaining BNY Newton as the new sub-adviser to the Fund, particularly in light of the nature, extent, and quality of the services expected to be provided by BNY Newton. In this regard, the Trustees considered various materials relating to BNY Newton, including, among other things, financial information regarding BNY Newton; a written presentation from BNY Newton; an assessment by PLFA; responses from BNY Newton to information requested by counsel to the Independent Trustees; and other information deemed relevant to the Trustees' evaluation. The Trustees heard a verbal presentation at a meeting held on March 18, 2026 from management and investment personnel from BNY Newton.

The Trustees noted that under the BNY Newton Sub-Advisory Agreement, BNY Newton would be responsible for providing investment advisory services for the Fund's assets, including providing investment research and analysis and conducting a continuous program of investment by determining which securities would be purchased or sold by the Fund. The Trustees noted the quality of the management services expected to be provided to the Fund over both the short- and long-term, the organizational depth and resources of BNY Newton, including the background and experience of BNY Newton's management and the expertise of the portfolio management team, as well as the investment strategies, processes and philosophy to be used by BNY Newton.

In addition, the Trustees noted that the Trust's Chief Compliance Officer ("CCO") had reviewed BNY Newton's written compliance policies and procedures and code of ethics. The Trustees discussed the CCO's assessment of BNY Newton's compliance program, as required by Rule 38a-1 under the 1940 Act, and its code of ethics. The Trustees also took note of the due diligence PLFA conducted with respect to BNY Newton and were aided by the assessment and recommendation of PLFA and the presentation and materials provided by BNY Newton.

The Board concluded that it was satisfied with the nature, extent and quality of the investment management services anticipated to be provided to the Fund by BNY Newton under the BNY Newton Sub-Advisory Agreement.

B.	Performance

The Trustees discussed PLFA's efforts to identify advisory firms that are qualified to manage a large cap strategy and PLFA's identification of BNY Newton to serve as sub-adviser with regard to the Fund's day-to-day investment activities. The Trustees noted that the Fund's historical performance had been obtained under a different sub-adviser, although PLFA has managed the Fund since its inception. The Trustees noted the investment process and techniques to be used by BNY Newton for the Fund and BNY Newton's experience managing large cap strategies, as well as other factors concerning performance.

The Trustees reviewed information about the historical performance of a proprietary mutual fund managed by the same BNY Newton portfolio management team that would manage the Fund using similar investment strategies (the "BNY Newton Comparable Performance"), which included a comparison of the BNY Newton Comparable Performance against a pertinent benchmark and an applicable peer group for the one-, three-, five- and 10-year periods as of December 31, 2025. Additionally, the Trustees noted the risk-adjusted returns of the BNY Newton Comparable Performance during certain periods.

The Board determined that BNY Newton's performance record with respect to a similarly managed mutual fund was acceptable for purposes of approving the contract.

C.	Sub-Advisory Fees

The Trustees reviewed information regarding the comparative advisory fees charged under other investment advisory contracts of BNY Newton with regard to other funds with substantially similar investment strategies as the Fund. The Trustees also noted that the advisory fee schedule would remain unchanged but that the sub-advisory fee would be reduced from its current levels. The Trustees discussed with management that PLFA was proposing to share a portion of the sub-advisory fee savings with shareholders through an advisory fee waiver and that PLFA will monitor and report to the Board regarding the competitiveness of the advisory fee and the reasonableness of the advisory fee retention going forward.

The Trustees noted that the fee rates were the result of arms'-length negotiations between PLFA and BNY Newton, and that the Fund's sub-advisory fees are paid by PLFA and are not paid directly by the Fund. The Trustees also noted that there are certain costs associated with a sub-adviser change, but that the ongoing operating expenses paid by the shareholders were not expected to materially increase as a result of this sub-adviser change.

The Board concluded that the compensation payable under the BNY Newton Sub-Advisory Agreement is fair and reasonable.

D.	Costs, Level of Profits and Economies of Scale

The Trustees reviewed information regarding the anticipated costs to BNY Newton of sub-advising the Fund and the projected profitability of the BNY Newton Sub-Advisory Agreement to BNY Newton, to the extent practicable based on the information provided by BNY Newton. The Trustees noted that any assessment of projected profitability would involve assumptions regarding expense allocations and other factors. Given the arms'-length nature of the relationship between PLFA and BNY Newton with respect to the negotiation of sub-advisory fees, the fact that such fees are paid by PLFA, and the fact that the projected profitability of the BNY Newton Sub-Advisory Agreement to BNY Newton is an estimate because it had not yet begun to manage the Fund, the Trustees noted that projected profitability information for BNY Newton at this time was of limited utility. The Trustees also reviewed the impact of the sub-advisory fee change to the profitability of the PLFA advisory agreement with the Fund. In addition, the Trustees noted that in negotiating the sub-advisory fee, PLFA takes into account the current and future potential scale of the Fund.

The Trustees reviewed the organizational strengths of BNY Newton and its ability to attract and retain investment personnel over time and to sustain the staffing of investment teams that will provide services to the Fund. The Board concluded that the Fund's fee structure reflected in the BNY Newton Sub-Advisory Agreement is fair and reasonable.

E.	Ancillary Benefits

The Trustees received information from PLFA and BNY Newton concerning other benefits that may be received by BNY Newton and its affiliates as a result of their relationship with the Fund. The Trustees reviewed potential benefits to be derived by BNY Newton from its relationship with the Fund and noted that such benefits are consistent with those generally derived by sub-advisers to mutual funds or were otherwise not unusual.

F.	Conclusion

Based on its review, the Board found that: (i) the BNY Newton Sub-Advisory Agreement is in the best interests of the Fund and its shareholders; and (ii) the compensation payable under the BNY Newton Sub-Advisory Agreement is fair and reasonable. No single factor was determinative of the Board's findings, but rather the Trustees based their determination on the total mix of information available to them.

III.	The New Sub-Advisory Agreement

The BNY Newton Sub-Advisory Agreement is substantially similar to the sub-advisory agreement with the prior sub-adviser. BNY Newton, subject to the supervision of PLFA, provides a continuous investment program for the Fund and determines the composition of the assets of the Fund, including the evaluation, investment, purchases and/or sales and reinvestment of the assets in accordance with the Fund's investment goals, strategies, policies, and restrictions. BNY Newton bears all expenses incurred by it and its staff with respect to all activities in connection with the performance of sub-advisory services under the BNY Newton Sub-Advisory Agreement. All other Fund expenses not specifically assumed by BNY Newton under the BNY Newton Sub-Advisory Agreement or by PLFA under the Investment Advisory Agreement are borne by the Fund.

Except as may otherwise be required by the 1940 Act or the rules thereunder or other applicable law or the provisions of the BNY Newton Sub-Advisory Agreement, BNY Newton, its affiliates and control persons are not subject to any liability for, nor subject to any damages, expenses or losses in connection with, any act or omission connected with or arising out of any services rendered under the BNY Newton Sub-Advisory Agreement, except by reason of BNY Newton's willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of BNY Newton's obligations and duties under the BNY Newton Sub-Advisory Agreement.

Pursuant to the BNY Newton Sub-Advisory Agreement, BNY Newton will indemnify and hold harmless PLFA, its affiliates and control persons (collectively, the "PL Indemnified Persons") against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which PLFA or such PL Indemnified Persons may become subject under the federal securities laws, under any other statute, at common law or otherwise, arising out of BNY Newton's responsibilities to the Trust that: (i) are based upon any willful misfeasance, bad faith, gross negligence or reckless disregard of BNY Newton's obligations and/or duties under the BNY Newton Sub-Advisory Agreement by BNY Newton or by any of its directors, officers or employees, or any affiliate or agent or delegate acting on behalf of BNY Newton (other than a PL Indemnified Person); (ii) are based upon BNY Newton's (or its agent's or delegate's) breach of any provision of the BNY Newton Sub-Advisory Agreement, including breach of any representation or warranty; (iii) are based upon any untrue statement or alleged untrue statement of a fact contained in a registration statement or prospectus covering the shares of the Trust or any fund, or any amendment thereof or any supplement thereto, or the omission or alleged omission to state therein a fact required to be stated therein or necessary to make the statements therein not misleading, if such a statement or omission was made in reliance upon information furnished in writing to PLFA, the Trust, or any affiliated person of the Trust by BNY Newton or any affiliated person or agent or delegate of BNY Newton (other than a PL Indemnified Person); or (iv) are based upon a breach of BNY Newton's fiduciary duties to the Trust or violation of applicable law. In addition, BNY Newton will indemnify and hold harmless PL Indemnified Persons against losses arising from the actions or omissions of third parties BNY Newton engages to carry out its responsibilities.

The BNY Newton Sub-Advisory Agreement for the Fund will continue in force for an initial period of two years from its effective date, and will continue from year to year thereafter, subject to approval annually by the Board or by the shareholders of the Fund and also, in either event, approval of a majority of the Independent Trustees. The BNY Newton Sub-Advisory Agreement may be terminated without penalty at any time by any of the parties upon 60 days' prior written notice to the other parties and will terminate automatically in the event of its assignment as determined under the 1940 Act and any rules adopted by the SEC thereunder.

There was no change to the advisory fee rate payable by the Fund to PLFA in connection with the BNY Newton Sub-Advisory Agreement; however, PLFA has contractually agreed to waive 0.05% of its advisory fee through April 30, 2027. The waiver agreement will automatically renew annually for successive one-year terms unless: (i) PLFA provides at least 30 days' written notice of termination of the agreement prior to the beginning of the next applicable one-year term, (ii) it is terminated upon 90 days' prior written notice by the Trust to PLFA, or (iii) the advisory contract is terminated. There is no guarantee that PLFA will continue the waiver after the current expiration date. The sub-advisory fee rate under the prior sub-advisory agreement and the new sub-advisory fee rate under the BNY Newton Sub-Advisory Agreement (both based upon the Fund's average daily net assets and paid monthly) are referenced below:

Prior Fee Schedule	New Fee Schedule
0.45% on first $100 million	0.275% on first $100 million
0.40% on next $100 million	0.250% on next $200 million
0.35% on next $200 million	0.225% on excess
0.30% on next $350 million
0.25% on next $250 million
0.20% on excess

The Fund's sub-advisory fees were paid by PLFA to the prior sub-adviser through April 30, 2026. For the fiscal year ended December 31, 2025, the Fund's sub-advisory fees paid or owed by PLFA to the prior sub-adviser totaled $2,814,417. Had the new sub-advisory fee rate been in effect for the same period, the Fund's sub-advisory fees paid or owed by PLFA would have been $1,989,446, a decrease in fees paid by PLFA of approximately 29.31%. For the Fund's fiscal year ended December 31, 2025, the Fund did not pay any brokerage commissions to an affiliated broker of BNY Newton.

IV.	Information Regarding BNY Newton

The Bank of New York Mellon Corporation ("BNY") is the ultimate parent company of BNY Newton. BNY Newton is wholly owned by MBC Investments Corporation, which is in turn held by BNY Mellon IHC, LLC. Ultimately, BNY Mellon IHC, LLC is owned by BNY. As of April 30, 2026, the total assets under management of BNY Newton were approximately $110.12 billion.

The addresses for the entities above are as follows:

Entity Name	Address
BNY Newton	201 Washington Place, Boston, MA 02108
MBC Investments Corporation	301 Bellevue Parkway, Wilmington, DE 19809
BNY and BNY Mellon IHC, LLC	240 Greenwich Street, New York, New York, 10286

BNY Newton acts as sub-adviser (to the first three) and investment adviser (to the last two) registered investment companies listed in the table below, which have a similar investment objective as the Fund.

Fund Name	Net Assets (as of May 1, 2026)	Compensation Rate (Advisory or Sub-Advisory Fee)	Subject to Waiver?
Client 1	$833.48 million	0.50% on first $50 million 0.35% on next $50 million 0.25% on next $150 million 0.20% on excess	No
Client 2	$29.54 million	0.25% on first $250 million 0.225% on excess	No
Client 3	$48.22 million	0.25% on first $250 million 0.225% on excess	No
BNY Dynamic Value Fund	$11.77 billion	0.28%	No
BNY Mellon Dynamic Value ETF	$1.38 billion	0.30%	No

The names, principal occupations and addresses of the principal executive officer and directors of BNY Newton are set forth below:

Name[1]	Title(s) and Principal Occupation
Campbell, Brock, Alan	Chief Executive Officer
Utano, Jaime, Rene	Chief Compliance Officer
Leduc, David, Christopher	Manager
Mackenzie-Perman, Kimberly	Manager

[1]	The address of all individuals with respect to their positions with BNY Newton is 201 Washington Place, Boston, MA 02108.

No Officer or Trustee of the Trust is an officer, director, or shareholder of BNY Newton (including its affiliates).

Additional Information

Additional information about BNY Newton is available in the Trust's Statement of Additional Information, a copy of which may be obtained by contacting the Trust through one of the methods provided below.

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The Trust's semi-annual tailored shareholder report for the fiscal half-year period ended June 30, 2026 will be sent to shareholders and may be requested without charge once available by referring to the Trust's contact information below. The Trust's annual tailored shareholder report for the fiscal year ended December 31, 2025, and the Trust's semi-annual tailored shareholder report for the fiscal half-year period ended June 30, 2025, including financial statements and related notes, were both previously made available to shareholders and are available upon request without charge by contacting the Trust by:

Email:	PSFdocumentrequest@pacificlife.com

Regular mail: Pacific Select Fund, P.O. Box 9000, Newport Beach, CA 92660

Express mail: Pacific Select Fund, 700 Newport Center Drive, Newport Beach, CA 92660

Telephone:	Pacific Life Insurance Policy Owners: 1-800-347-7787

Pacific Life Annuity Financial Professionals: 1-800-722-2333

Pacific Life Insurance Financial Professionals: 1-800-347-7787

Pacific Life & Annuity Company ("PL&A") Annuity Contract Owners: 1-800-748-6907

PL&A Insurance Policy Owners: 1-888-595-6997

PL&A Annuity Financial Professionals: 1-800-722-2333

PL&A Insurance Financial Professionals: 1-888-595-6997

Website:	www.PacificLife.com/PacificSelectFund.html

To help reduce expenses, environmental waste and the volume of mail you receive, only one copy of this Information Statement may be sent to shareholders who share the same household address ("Householding"). You may elect not to participate in Householding by contacting the Trust through one of the methods provided above. If you are not currently participating in Householding, you may elect to do so by writing to the Trust.

The Trust's investment adviser is PLFA. PLFA and Pacific Life provide administrative services to the Trust. They are located at 700 Newport Center Drive, Newport Beach, CA 92660.

The Trust's principal underwriter and distributor is Pacific Select Distributors, LLC, 700 Newport Center Drive, P.O. Box 9000, Newport Beach, CA 92660.

PLEASE RETAIN THIS INFORMATION STATEMENT FOR FUTURE REFERENCE

15-54134-00

LCVIS0726